Griffin Institutional Access Real Estate Fund

Item 77I - Terms of New or Amended Securities

Griffin Institutional Access Real Estate Fund (the "Registrant"), began offering Class A, C and I shares on July 31, 2015.  Post−Effective Amendment No. 4 to the Registrant's Registration Statement, Accession Number 0001398344-15-004840, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.